Exhibit 10.9.7

UK SUB-PLAN
under the
ACCELERATE DIAGNOSTICS, INC.
2012 OMNIBUS EQUITY INCENTIVE PLAN

This UK Sub-Plan, adopted under the 2012 Accelerate Diagnostics, Inc. Omnibus Equity Incentive Plan (the “Plan”), is effective as of September 14, 2018. To the extent not specifically defined in this Sub-Plan, all capitalized terms used in this Sub-Plan shall have the meaning set forth in the Plan.

1.
Purpose. The primary purpose of this Sub-Plan is to amend those provisions of the Plan which are required to be amended in order for awards made under the Plan, and communications concerning those awards, to be exempt from provisions of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”).

2.
Application. This Sub-Plan shall be used solely to grant awards to employees of the Company or any member of the same Group as the Company resident and providing services in the United Kingdom. For this purpose, the term “Group” in relation to the Company shall have the meaning given to such term in Section 421 of the FSMA.

3.
Restricted Delivery of Awards. The settlement of awards under this Sub-Plan shall be made only in shares of Stock or such other securities of the Company that may arise from such shares of Stock under the adjustment provisions of the Plan. For the avoidance of doubt, and without limitation, no cash settlement of awards (including dividends or dividend equivalent payments in cash) shall be permissible.

4.	Exercise of Options/Vesting of Awards. The Administrator may specify, in its discretion, any other conditions of exercise and/or vesting of awards that will be specified in the Award Agreement.

5.
Restricted Transfer of Rights. The persons to whom rights under any award may be assigned or transferred, whether by will or the laws of descent and distribution or the transferability of awards shall be limited to a Participant's children and step-children under the age of eighteen, spouses and surviving spouses and civil partners and civil partners (within the meaning of the United Kingdom Civil Partnerships Act 2004) and surviving partners.

6.
Tax. All awards will be subject to tax withholding but, for the purposes of this Sub-Plan, references to “tax” shall be read and construed as including, without limitation, United Kingdom income tax and primary class 1 (employee’s) national insurance contributions that the Participant’s employer is liable to account for and, if so agreed between the Company and the Participant, secondary class 1 (employer’s) national insurance contributions that the Participant’s employer is liable to account for.

7.
Incorporation of Plan Provisions. The provisions of the Plan shall apply to all awards made under this Sub-Plan and shall accordingly be deemed to be incorporated herein, save as varied by the terms of this Sub-Plan.

IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed as of this 14th day of September, 2018.

ACCELERATE DIAGNOSTICS, INC.
/s/ Steve Reichling
Steve Reichling Chief Financial Officer